Exhibit 21.1

GENOMIC HEALTH, INC.

SUBSIDIARIES

(as of December 31, 2018)

Genomic Health International Holdings, LLC—100% owned by Genomic Heath, Inc.

Oncotype Laboratories, Inc. (inactive)—100% owned by Genomic Health, Inc.

Genomic Health International Sarl—100% owned by Genomic Health International Holdings, LLC

Genomic Health UK, Ltd—100% owned by Genomic Health International Holdings, LLC

Genomic Health Deutschland GmbH—100% owned by Genomic Health International Holdings, LLC

Genomic Health Canada, Limited—100% owned by Genomic Health International Holdings, LLC

Genomic Health France SAS—100% owned by Genomic Health International Holdings, LLC

Genomic Health Nederland B.V. —100% owned by Genomic Health International Holdings, LLC

Genomic Health Ireland Limited—100% owned by Genomic Health International Holdings, LLC

Genomic Health Japan KK—100% owned by Genomic Health International Holdings, LLC

Genomic Health Italia S.R.L—100% owned by Genomic Health International Holdings, LLC